Exhibit 99.1

CONFIDENTIAL DRAFT ONLY — NOT FOR IMMEDIATE RELEASE

GNC Holdings, Inc. Announces Resignation of Beth Kaplan as President and Chief Merchandising and Marketing Officer

Pittsburgh, June 20, 2011 — GNC Holdings, Inc. (NYSE: “GNC”), a leading global specialty retailer of nutritional products, today announced that Beth Kaplan, President and Chief Merchandising and Marketing Officer, has resigned after three and a half years as a member of the senior management team that prepared GNC for its recent initial public offering to pursue personal interests.  Ms. Kaplan will also resign as a Director of the Company.

“Since Beth arrived at GNC, GNC has developed a world-class management team, particularly in marketing and product development, which is much stronger today than it was when she first arrived.” said Joe Fortunato, CEO of GNC.  We are confident this management team will continue to drive the business without interruption.  We are thankful to Beth for her contribution, and wish her well in her future endeavors.”

“Helping GNC grow and complete a successful IPO was one of my proudest professional accomplishments,” said Ms. Kaplan.  “With that milestone behind me, I plan on moving home to Baltimore to spend much more time with my husband and two sons, who have been so supportive of me during my many years of commuting.”

Mr. Fortunato will reassume the title of President of GNC.

About GNC Holdings, Inc.

GNC Holdings, Inc., headquartered in Pittsburgh, Pa., is a leading global specialty retailer of health and wellness products, including vitamins, minerals, and herbal supplement products, sports nutrition products and diet products, and trades on the New York Stock Exchange under the symbol “GNC”.

As of March 31, 2011, GNC has more than 7,300 locations, of which more than 5,600 retail locations are in the United States (including 895 franchise and 2,029 Rite Aid franchise store-within-a-store locations) and franchise operations in 48 countries (including distribution centers where retail sales are made).  The Company — which is dedicated to helping consumers Live Well — is a diversified, multi-channel business model that derives revenue from product sales through company-owned retail stores, domestic and international franchise activities, third party contract manufacturing, e-commerce, and corporate partnerships.  Our broad and deep product mix, which is focused on high-margin, premium, value-added nutritional products, is sold under GNC proprietary brands, including Mega Men, Ultra Mega, GNC Wellbeing, Pro Performance, and Longevity Factors, and under nationally recognized third party brands.